Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 921,577,595.00		$ 127,269.87
	Total Transaction Valuation:	$ 921,577,595.00
	Total Fees Due for Filing:			$ 127,269.87
	Total Fees Previously Paid:			$ 127,269.87
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of beneficial interest of Blue Owl Credit Income Corp. (the "Company"). This amount is based upon the offer to purchase up to 101,609,217 Shares and the net asset value per Class I Share, Class S Share, and Class D Share as of June 30, 2026. The amount of filing fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources